Exhibit 99.1

Barnes & Noble Reports Fiscal 2015 First Quarter Financial Results

EBITDA Improves as NOOK Losses Narrow

NOOK® Launches First Co-Branded Tablet with Samsung

Retail Core Comparable Bookstore Sales Essentially Flat – Decline 0.4%

NEW YORK--(BUSINESS WIRE)--September 9, 2014--Barnes & Noble, Inc. (NYSE: BKS) today reported sales and earnings for its fiscal 2015 first quarter ended August 2, 2014.

First quarter consolidated revenues decreased 7.0%, to $1.2 billion, as compared to the prior year. First quarter consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) improved to $30 million, as compared to an EBITDA loss of $9 million a year ago. First quarter results were positively impacted by approximately $13 million of favorable adjustments resulting from cost rationalization efforts discussed in the NOOK section below. The consolidated first quarter net loss was $28.4 million, or $0.56 per share, compared to a net loss of $87.0 million, or a loss of $1.56 per share, in the prior year. The prior year included a valuation allowance against certain deferred tax assets of $41 million, or $0.70 per share.

“We continued to improve our financial performance, while further executing on our strategic initiatives, including work on the proposed separation of the Barnes & Noble Retail and NOOK Media businesses,” said Michael P. Huseby, Chief Executive Officer of Barnes & Noble, Inc. “Retail Core comparable sales continued to benefit from improving physical book industry trends, merchandising initiatives and store promotions, such as our Get Pop Cultured™ campaign, which was able to create excitement and incremental traffic and sales into our stores. College continued to acquire new school contracts and increased both functionality and title count for Yuzu™, our digital education platform. NOOK continued to reduce losses and launched its first co-branded tablet in partnership with Samsung, our first new tablet in almost two years. The new NOOK by Samsung provides readers the best of both worlds: Samsung’s world-class tablet technology, with our expansive reading and entertainment content catalog and award-winning reading experience.”

First Quarter 2015 Results from Operations

Segment results for the fiscal 2015 and fiscal 2014 first quarters are as follows:

	Revenues (unaudited)				EBITDA(2) (unaudited)
$ in millions			Increase/(Decrease)				Increase/(Decrease)
	Q1 2015	Q1 2014	$	%	Q1 2015	Q1 2014	$	%
Retail	$954.8	$1,008.2	($53.4)	-5.3%	$66.1	$64.8	$1.3	2.1%
College	$226.1	$226.0	$0.1	0.0%	($32.0)	($19.1)	($12.9)	-67.6%
NOOK	$70.0	$153.1	($83.1)	-54.3%	($4.6)	($54.6)	$50.0	91.6%
Elimination (1)	($14.5)	($57.9)	$43.4	-75.0%	n/a	n/a	n/a	n/a
Total	$1,236.4	$1,329.5	($93.1)	-7.0%	$29.6	($8.9)	$38.5	430.4%
(1)	Represents the elimination of intercompany sales from NOOK to Barnes & Noble Retail and Barnes & Noble College on a sell-through basis.
(2)	This non-GAAP measure has been reconciled to the comparable GAAP measure as required under SEC rules regarding the use of non-GAAP financial measures on the attached Segment Information table.

Retail

The Retail segment, which includes the Barnes & Noble bookstores and BN.com, had revenues of $955 million for the quarter, decreasing 5.3% over the prior year. The sales decrease was attributable to a comparable store sales decline of 5.1% for the quarter, store closures and lower online sales, partially offset by a $7 million recognized contingent profit with a warranty service provider. Comparable store sales declined primarily due to lower sales of NOOK products. “Core” comparable bookstore sales, which exclude sales of NOOK products, decreased 0.4% for the quarter.

Retail generated EBITDA of $66 million in the quarter, increasing 2.1% as compared to a year ago. Expense deleverage on the sales decline was mitigated by a higher mix of higher margin core products and the recognized contingent profit noted above.

College

The College segment had revenues of $226 million, flat as compared to a year ago. Comparable College store sales decreased 2.0% for the quarter, primarily impacted by the timing of the start of the back-to-school rush season as compared to last year. Comparable College store sales reflect the retail selling price of new or used textbooks when rented, rather than solely the rental fees received and amortized over the rental period.

College EBITDA losses increased to $32 million, as compared to $19 million in the prior year, due primarily to higher expenses associated with new store growth in the non-rush first quarter and continued investments in digital education. The new store growth is expected to benefit College during the second quarter back-to-school rush period.

NOOK

The NOOK segment (including digital content, devices and accessories) had revenues of $70 million for the quarter, decreasing 54.3% from a year ago. Device and accessories sales were $18 million for the quarter, a decrease of 78.6% from a year ago, due to lower unit selling volume. Digital content sales were $52 million for the quarter, a decline of 24.2% compared to a year ago, due primarily to lower device unit sales.

NOOK EBITDA losses decreased $50 million, as compared to a year ago, to $5 million, primarily as a result of the cost rationalization efforts that were initiated last fiscal year. Expenses declined $27 million from a year ago, while gross profit included $13 million of favorable adjustments. NOOK recognized a $7 million benefit on the settlement of previously estimated and accrued device parts and components liabilities, and also recorded a net benefit of $6 million resulting from Palo Alto relocation lease accounting adjustments that were finalized during the quarter.

Outlook

For fiscal year 2015, the Company continues to expect both Retail comparable bookstore sales and Retail Core comparable bookstore sales to decline in the low-single digits. College comparable store sales are also expected to decline in the low-single digits. The Company expects full fiscal year EBITDA losses in the NOOK segment to decline versus the prior year.

Update on NOOK Media Separation

The Company continues to make progress on the separation of its Barnes & Noble Retail and NOOK Media businesses. In an effort to optimize the structure of the separation, the Company has been exploring various options and is in discussions (i) with its NOOK Media partners to potentially restructure existing agreements; and (ii) with potential third party partners. Such discussions could affect the structure and timing of the separation.

While we continue to take the steps necessary to separate these businesses by the end of the first quarter of 2015, there can be no assurances regarding the timing of the proposed separation or that such separation will be completed.

Conference Call

A conference call with Barnes & Noble, Inc.’s senior management will be webcast beginning at 10:00 A.M. ET on Tuesday, September 9, 2014, and is accessible at www.barnesandnobleinc.com/webcasts.

Barnes & Noble, Inc. will report fiscal 2015 second quarter results on or about December 4, 2014.

About Barnes & Noble, Inc.

Barnes & Noble, Inc. (NYSE: BKS) is a Fortune 500 company and the leading retailer of content, digital media and educational products. The Company operates 658 Barnes & Noble bookstores in 50 states, and one of the Web’s largest e-commerce sites, BN.com (www.bn.com). Its NOOK Media LLC subsidiary is a leader in the emerging digital reading and digital education markets. The NOOK digital business offers award-winning NOOK® products and an expansive collection of digital reading and entertainment content through the NOOK Store® (www.nook.com), while Barnes & Noble College Booksellers, LLC operates 705 bookstores serving over five million students and faculty members at colleges and universities across the United States.

General information on Barnes & Noble, Inc. can be obtained by visiting the Company's corporate website: www.barnesandnobleinc.com.

Forward-Looking Statements

This press release contains certain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) and information relating to Barnes & Noble that are based on the beliefs of the management of Barnes & Noble as well as assumptions made by and information currently available to the management of Barnes & Noble. When used in this communication, the words "anticipate," "believe," "estimate," "expect," "intend," "plan," "will,” “forecasts,” “projections,” and similar expressions, as they relate to Barnes & Noble or the management of Barnes & Noble, identify forward-looking statements.

Such statements reflect the current views of Barnes & Noble with respect to future events, the outcome of which is subject to certain risks, including, among others, the effect of the proposed separation of NOOK Media, the general economic environment and consumer spending patterns, decreased consumer demand for Barnes & Noble’s products, low growth or declining sales and net income due to various factors, possible disruptions in Barnes & Noble’s computer systems, telephone systems or supply chain, possible risks associated with data privacy, information security and intellectual property, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible risks that inventory in channels of distribution may be larger than able to be sold, possible risks associated with changes in the strategic direction of the device business, including possible reduction in sales of content, accessories and other merchandise and other adverse financial impacts, possible risk that component parts will be rendered obsolete or otherwise not be able to be effectively utilized in devices to be sold, possible risk that financial and operational forecasts and projections are not achieved, possible risk that returns from consumers or channels of distribution may be greater than estimated, the risk that digital sales growth is less than expectations and the risk that it does not exceed the rate of investment spend, higher-than-anticipated store closing or relocation costs, higher interest rates, the performance of Barnes & Noble’s online, digital and other initiatives, the success of Barnes & Noble’s strategic investments, unanticipated increases in merchandise, component or occupancy costs, unanticipated adverse litigation results or effects, product and component shortages, risks associated with NOOK Media’s commercial agreement with Samsung, the potential adverse impact on the Company’s businesses resulting from the Company’s prior reviews of strategic alternatives and the potential separation of the Company’s businesses, the risk that the transactions with Microsoft, Pearson and Samsung do not achieve the expected benefits for the parties or impose costs on the Company in excess of what the Company anticipates, including the risk that NOOK Media’s applications are not commercially successful or that the expected distribution of those applications is not achieved, the risks associated with the international expansion contemplated by the relationship with Microsoft, including the risk that it is not successful or is delayed, the risk that NOOK Media is not able to perform its obligations under the Microsoft, Pearson and Samsung commercial agreements and the consequences thereof, the risk that Barnes & Noble College Booksellers, LLC does not continue to grow, including the risk that its growth rate declines, the risk of possible delays in the launch of the Company’s higher education digital products, the risks associated with the restatement contained in, the delayed filing of and the material weakness in internal controls described in Barnes & Noble’s Annual Report on Form 10-K for the fiscal year ended April 27, 2013, risks associated with the SEC investigation disclosed in the quarterly report on Form 10-Q for the fiscal quarter ended October 26, 2013, risks associated with the ongoing efforts to rationalize the NOOK business and the expected costs and benefits of such efforts and associated risks and other factors which may be outside of Barnes & Noble’s control, including those factors discussed in detail in Item 1A, “Risk Factors,” in Barnes & Noble’s Annual Report on Form 10-K for the fiscal year ended May 3, 2014, and in Barnes & Noble’s other filings made hereafter from time to time with the SEC.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to Barnes & Noble or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. Barnes & Noble undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this communication.

BARNES & NOBLE, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	13 weeks ended	13 weeks ended
	August 2, 2014	July 27, 2013

Sales	$1,236,447	$1,329,502
Cost of sales and occupancy	853,755	961,301
Gross profit	382,692	368,201
Selling and administrative expenses	353,141	377,146
Depreciation and amortization	50,269	54,999
Operating loss	(20,718)	(63,944)
Interest expense, net	5,920	7,552
Loss before taxes	(26,638)	(71,496)
Income taxes	1,811	15,526
Net loss	$(28,449)	$(87,022)

Loss per common share:
Basic	$(0.56)	(1.56)
Diluted	$(0.56)	(1.56)

Weighted average common shares outstanding:
Basic	59,236	58,768
Diluted	59,236	58,768

Percentage of sales:
Sales	100.0%	100.0%
Cost of sales and occupancy	69.0%	72.3%
Gross profit	31.0%	27.7%
Selling and administrative expenses	28.6%	28.4%
Depreciation and amortization	4.1%	4.1%
Operating loss	-1.7%	-4.8%
Interest expense, net	0.5%	0.6%
Loss before taxes	-2.2%	-5.4%
Income taxes	0.1%	1.2%
Net loss	-2.3%	-6.5%

BARNES & NOBLE, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	August 2, 2014	July 27, 2013

ASSETS
Current assets:
Cash and cash equivalents	$180,243	$80,049
Receivables, net	120,313	150,798
Merchandise inventories	1,683,568	1,747,729
Prepaid expenses and other current assets	79,156	82,087
Short-term deferred taxes	141,614	209,893
Total current assets	2,204,894	2,270,556

Property and equipment:
Land and land improvements	2,541	2,541
Buildings and leasehold improvements	1,234,096	1,231,415
Fixtures and equipment	1,959,460	1,899,348
	3,196,097	3,133,304
Less accumulated depreciation and amortization	2,717,560	2,570,883
Net property and equipment	478,537	562,421

Goodwill	493,189	495,496
Intangible assets, net	524,374	543,591
Other noncurrent assets	47,660	55,150
Total assets	$3,748,654	$3,927,214

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,101,148	$1,196,187
Accrued liabilities	402,241	511,617
Gift card liabilities	338,555	329,038
Short-term note payable	127,250	-
Total current liabilities	1,969,194	2,036,842

Long-term debt	-	7,500
Deferred taxes	220,158	246,329
Other long-term liabilities	366,769	437,725

Redeemable Preferred Shares	195,113	193,851

Preferred Member Interests in NOOK Media, LLC	383,839	382,069

Shareholders' equity:
Common stock; $.001 par value; 300,000 shares
authorized; 93,676 and 93,136 shares issued, respectively	94	93
Additional paid-in capital	1,399,923	1,387,802
Accumulated other comprehensive loss	(27,520)	(16,692)
Retained earnings	310,873	318,627
Treasury stock, at cost, 34,402 and 34,248, respectively	(1,069,789)	(1,066,932)
Total Barnes & Noble, Inc. shareholders' equity	613,581	622,898
Noncontrolling interest	-	-
Total shareholders' equity	613,581	622,898
Commitments and contingencies	-	-
Total liabilities and shareholders' equity	$3,748,654	$3,927,214

BARNES & NOBLE, INC. AND SUBSIDIARIES
Segment Information
(In thousands)
(Unaudited)

		13 weeks ended	13 weeks ended
		August 2, 2014	July 27, 2013

Sales
	Retail	954,807	1,008,202
	College	226,094	226,022
	NOOK	70,027	153,138
	Elimination	(14,481)	(57,860)
Total		1,236,447	1,329,502

Gross Profit
	Retail	294,642	300,726
	College	47,438	50,249
	NOOK	40,612	17,226
Total		382,692	368,201

Selling and Administrative Expenses
	Retail	228,502	235,965
	College	79,441	69,344
	NOOK	45,198	71,837
Total		353,141	377,146

EBITDA
	Retail	66,140	64,761
	College	(32,003)	(19,095)
	NOOK	(4,586)	(54,611)
Total		29,551	(8,945)

Net Income (Loss)
	EBITDA	29,551	(8,945)
	Depreciation and Amortization	(50,269)	(54,999)
	Interest Expense, net	(5,920)	(7,552)
	Income Taxes	(1,811)	(15,526)
Total		(28,449)	(87,022)

Percentage of sales:

Gross Margin
	Retail	30.9%	29.8%
	College	21.0%	22.2%
	NOOK	73.1%	18.1%
Total		31.0%	27.7%

Selling and Administrative Expenses
	Retail	23.9%	23.4%
	College	35.1%	30.7%
	NOOK	81.4%	75.4%
Total		28.6%	28.4%

BARNES & NOBLE, INC. AND SUBSIDIARIES
Earnings (Loss) Per Share
(In thousands, except per share data)
(Unaudited)

	13 weeks ended
	August 2, 2014	July 27, 2013
Numerator for basic loss per share:
Net loss	$(28,449)	(87,022)
Preferred stock dividends	(3,942)	(3,942)
Accretion of dividends on preferred stock	(758)	(758)
Less allocation of earnings and dividends to participating securities	-	-
Net loss available to common shareholders	$(33,149)	(91,722)

Numerator for diluted loss per share:
Net loss available to common shareholders	$(33,149)	(91,722)
Accrual of preferred stock dividends	-	-
Accretion of dividends on preferred stock	-	-
Effect of dilutive options	-	-
Net loss available to common shareholders	$(33,149)	(91,722)

Denominator for basic loss per share:
Basic weighted average common shares	59,236	58,768

Denominator for diluted loss per share:
Basic weighted average common shares	59,236	58,768
Preferred shares	-	-
Average dilutive options	-	-
Diluted weighted average common shares	59,236	58,768

Loss per common share:
Basic	$(0.56)	(1.56)
Diluted	$(0.56)	(1.56)

CONTACT:
Barnes & Noble, Inc.
Media:
Mary Ellen Keating, 212-633-3323
Senior Vice President
Corporate Communications
mkeating@bn.com
or
Investors:
Andy Milevoj, 212-633-3489
Vice President, Investor Relations
amilevoj@bn.com